Exhibit 3.1

ARTICLES OF AMENDMENT TO

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

CARETRUST REIT, INC.

CareTrust REIT, Inc. (the “Corporation”), a Maryland corporation, having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: Section 5.1 of Article V of the Articles of Amendment and Restatement of the Corporation filed of record with SDAT on May 13, 2014 (the “Articles”) is hereby deleted and amended in its entirety to read as follows:

“Section 5.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors of the Corporation (the “Board of Directors”) and, except as otherwise expressly provided for by law, the Charter or the bylaws of the Corporation, as amended, restated or otherwise modified from time to time (the “Bylaws”), all of the powers of the Corporation shall be vested in the Board of Directors. The number of directors of the Corporation are five, which number may be increased or decreased by the Board of Directors pursuant to the Bylaws but shall never be less than the minimum number required by the MGCL.

The directors elected or appointed to the Board of Directors prior to the 2018 annual meeting of stockholders (other than any director elected solely by holders of one or more classes or series of Preferred Stock) are currently classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the Board of Directors, with the directors of each class serving for a term expiring at the annual meeting of stockholders held during the third (3rd) year after election and until his or her successor shall have been duly elected and qualified. Commencing with the Company’s 2018 annual meeting of stockholders, directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be elected as follows: (i) directors elected at the 2018 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2019 and until their respective successors have been duly elected and qualified; (ii) directors elected at the 2019 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2020 and until their respective successors have been duly elected and qualified; and (iii) beginning with the 2020 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The names of the current directors who shall serve until the next annual meeting of stockholders in the year when their respective term expires and until their respective successors are duly elected and qualified are as follows:

Allen C. Barbieri	(Term to expire in 2019)
Jon D. Kline	(Term to expire in 2019)
David G. Lindahl	(Term to expire in 2019)

Spencer G. Plumb	(Term to expire in 2020)
Gregory K. Stapley	(Term to expire in 2020)

The Board of Directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided for in the Bylaws.

The Corporation has elected under Section 3-804(b) and Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined in Section 6.1), (i) the number of directors of the Corporation may be increased or decreased only by the Board of Directors, and (ii) any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.”

SECOND: The foregoing amendment to the Articles was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

* * *

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Chief Financial Officer, Treasurer and Secretary on this 30th day of May, 2018.

CARETRUST REIT, INC.

By:	/s/ Gregory K. Stapley
Name:	Gregory K. Stapley
Title:	President and Chief Executive Officer

WITNESS:

By:	/s/ William M. Wagner
Name:	William M. Wagner
Title:	Chief Financial Officer, Treasurer and Secretary